Exhibit d.(iii).a(iii)

FORM OF

AMENDMENT NUMBER 4 TO

SUB-ADVISORY AGREEMENT

This Amendment Number 4 (the “Amendment”) amends that certain Sub-Advisory Agreement dated October 19, 2016 (the “Agreement”) by and between Hartford Funds Management Company, LLC (the “Adviser”), on behalf of The Hartford Mutual Funds II, Inc. series listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”), and Schroder Investment Management North America Inc. (the “Sub-Adviser”) and is effective as of March 30, 2020.

WHEREAS, the Adviser and the Sub-Adviser entered into an amendment to that certain Sub-Advisory Agreement effective March 1, 2018;

WHEREAS, the Adviser and the Sub-Adviser entered into a subsequent amendment to that certain Sub-Advisory Agreement effective February 28, 2019;

WHEREAS, the Adviser and the Sub-Adviser entered into a subsequent amendment to that certain Sub-Advisory Agreement effective November 1, 2019;

WHEREAS, the Adviser and the Sub-Adviser desire to further amend the terms of Agreement and amend Schedule A to the Agreement to add a new fund; and

WHEREAS, the Board of Directors approved such an amendment at the meeting held on February 4, 2020.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Section 10 of the Agreement is amended to add the following provisions:

(c) Prior to investing through the RQFII or the QFII (as those terms are defined below) schemes on behalf of Hartford Schroders China A Fund, the Sub-Adviser represents and warrants:

(1) It or the Sub-advisory Affiliate has status as either a Renminbi Qualified Foreign Institutional Investor (“RQFII”) or a Qualified Foreign Institutional Investor (“QFII”), respectively, by the China Securities Regulatory Commission (“CSRC”) and if required, has been allocated a quota by the State Administration of Foreign Exchange (“SAFE”), which may be used by the Sub-Adviser or the Sub-advisory Affiliate on behalf of Hartford Schroders China A Fund; and

(2) It or the Sub-advisory Affiliate has all necessary permits to engage in securities investment-related activities in Hong Kong and the People’s Republic of China (“PRC”) relating to its qualified foreign institutional investor status and/or the performance of its obligations under this Agreement, and is in good standing with the CSRC, SAFE and the People’s Bank of China (“PBOC”).

(d) The Sub-Adviser hereby covenants and agrees with respect to Hartford Schroders China A Fund that, so long as this Agreement shall remain in effect for Hartford Schroders China A Fund:

(1) It or the Sub-advisory Affiliate shall maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement;

(2) It shall promptly notify the Adviser and Hartford Schroders China A Fund upon occurrence of any event that might disqualify or prevent it from performing its duties under this Agreement, including, but not limited to, the revocation of the qualified foreign institutional investor quota relating to Hartford Schroders China A Fund; and

(3) It shall promptly forward, upon receipt, to the Adviser any correspondence from the Chinese regulatory authority, including, but not limited to, the CSRC, SAFE, and PBOC, that relates to the Hartford Schroders China A Fund or the Adviser generally, or the Sub-Adviser’s ability to provide investment advisory services to Hartford Schroders China A Fund as contemplated herein and in the Hartford Schroders China A Fund’s Prospectus.

2.	Schedule A is deleted in its entirety and replaced with the attached Amended and Restated Schedule A as set forth in the attachment to this Amendment.

3.	Capitalized terms not otherwise defined in the Amendment have the meanings assigned to them in the Agreement.

4.	All other provisions of the Agreement remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By: ______________________________________

Name:

Title:

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By: ______________________________________

Name:

Title:

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By: ______________________________________

Name:

Title:

AMENDED AND RESTATED SCHEDULE A

Fees Paid to the Sub-Adviser

This Amended and Restated Schedule A to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC and Schroder Investment Management North America Inc., dated October 19, 2016, is effective as of March 30, 2020.

The Sub-Adviser’s fee for each Fund shall be accrued daily at 1/365th of the applicable per annum rate set forth below:

Fund	Per Annum Rate
Hartford Schroders China A Fund	[REDACTED]
Hartford Schroders Emerging Markets Equity Fund
Hartford Schroders Emerging Markets Multi-Sector Bond Fund
Hartford Schroders International Multi-Cap Value Fund
Hartford Schroders International Stock Fund
Hartford Schroders Securitized Income Fund
Hartford Schroders Tax-Aware Bond Fund
Hartford Schroders US MidCap Opportunities Fund
Hartford Schroders US Small Cap Opportunities Fund

The foregoing per annum rate to be paid by Adviser to the Sub-Adviser for each Fund shall be based on the net assets attributable to each Portfolio.

For the purpose of accruing compensation, the net assets of a Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of such Fund, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined.

In the event of termination of this Agreement with respect to a Fund, all compensation due through the date of such termination will be calculated on a pro-rated basis through the date of such termination and paid within sixty (60) business days of the date of termination.